PROSPECTUS SUPPLEMENT NO. 4 (TO PROSPECTUS DATED MAY 13, 2026)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-295777

This prospectus supplement supplements the prospectus dated May 13, 2026 (the “Prospectus”) filed by Enhanced Group Inc. (the “Company”), which forms a part of the Company’s Registration Statement on Form S‑1 (Registration No. 333‑295777). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 15, 2026 (the “Current Report”). Accordingly, we have attached the Company’s Current Report to this prospectus supplement. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Prospectus.

Our Class A common stock is listed on The New York Stock Exchange (“NYSE”) under the symbol “ENHA”. On September 17, 2026, the last reported sales price of our Class A common stock on NYSE was $1.46 per share.

This prospectus supplement should be read in conjunction with the Prospectus, including any amendments or supplements to it, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information provided by this prospectus supplement supersedes information contained in the Prospectus.

This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the Prospectus, including any amendments or supplements to it.

We are an “emerging growth company” and a “smaller reporting company” as those terms are defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 7 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 18, 2026.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 9, 2026

ENHANCED GROUP INC.
(Exact name of registrant as specified in its charter)

Texas	001-42769	42-2394886
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

169 Madison Ave, Suite 15101 New York, NY	10016
(Address of principal executive offices)	(Zip Code)
N/A
(Registrant’s telephone number, including area code)

N/A (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	ENHA	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) On September 9, 2026, 2026, Kristin Johannimloh’s employment with Enhanced Group Inc. (the “Company”) was terminated, including her position as Vice President and Controller of the Company, the position in which she served as the Company’s principal accounting officer. CBIZ, Inc., an entity that has previously provided accounting services to the Company during the prior months pursuant to a long-standing contract, will provide certain interim accounting, financial reporting and related services to the Company until a new principal accounting officer is identified and appointed, and will report to Siddhartha Banthiya, the Company’s Chief Financial Officer. The Company does not expect the transition to result in any disruption to its financial reporting or other operations during the interim period while the Company conducts a search for a permanent replacement.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: September 15, 2026

Enhanced Group Inc.

By:	/s/ Siddhartha Banthiya
Siddhartha Banthiya
Chief Financial Officer